Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Centra Software, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107809, No. 333-97333, No. 333-60718 and No. 333-40268) of Centra Software, Inc. of our report dated March 14, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10 K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2005